Exhibit 10.23

October 20, 2021

Alethia Young

Via Electronic Delivery

Dear Alethia:

It is my great pleasure to present this offer letter to you to join Graphite Bio, Inc. (the “Company” or “Graphite Bio”) as our Chief Financial Officer.  The entire board of directors of the Company (the “Board”) and I are very excited to have you as a member of the Graphite Bio team.  Your experiences and accomplishments are consistent with the impact we hope to have at Graphite Bio on science and on patients, and we look forward to your many contributions to the Company.

1. Position.  Your title will initially be Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation.  The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.  This salary will be subject to periodic review and adjustments at the Company’s discretion.

3. Annual Performance Bonus. You will be eligible to earn an annual performance bonus.  The Company will target the bonus at 40% of your annual salary rate. Your bonus will be prorated for any partial calendar year of employment to reflect the portion of the calendar year you were actually eligible to earn an annual performance bonus as of the Start Date; provided, that you will be eligible for a prorated bonus only if your Start Date is on or before November 15 of the applicable calendar year for which the bonus is to be earned. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The annual performance bonus, if any, shall be paid between January 1st and March 15th of the calendar year following the calendar year for which such bonus was earned.  To earn an annual performance bonus for any particular calendar year of employment, (i) the Company and you must achieve applicable performance metrics, to be established and determined by the Company in its sole discretion, and (ii) you must remain employed by the Company on the date the bonus is paid (which will be no later than March 15th of the calendar year following the calendar year to which the bonus pertains). The bonus will also be subject approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan.

4. Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Stock Options.  Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 350,000 shares of the Company’s Common Stock (the “Option”).  The exercise price per share of the Option will be no less than the fair market value of a share of the Company’s Common Stock on the date of grant.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s stock option plan in effect at the time of the grant and the applicable stock option agreement.  You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. Notwithstanding the foregoing, the Option shall also be subject to certain acceleration of vesting provisions as set forth in the Company’s Executive Severance Plan (the “Executive Severance Plan”), a copy of which is attached hereto as Exhibit A.

6. Severance Benefits.  Subject to you meeting the eligibility requirements as set forth in the Executive Severance Plan, you shall be a “Covered Executive” for purposes of the Executive Severance Plan and unless otherwise designated by the administrator of the Executive Severance Plan, you shall be a “Tier 2 Executive” for purposes of the Executive Severance Plan.

7. Signing Bonus and Relocation Assistance. In connection with your employment by the Company, the Company will provide you with (i) a one-time signing bonus in the amount of $170,000, less applicable deductions and withholdings, payable in a lump sum in cash in accordance with the Company’s standard payroll schedule on or before the date thirty (30) days after your Start Date (the “Signing Bonus”), and (ii) quarterly relocation housing assistance payments in the amount of $50,000 per quarter, less applicable deductions and withholdings, payable quarterly in arrears in a lump sum in cash in accordance with the Company’s standard payroll schedule for a period of twelve months beginning on the Start Date (the “Relocation Assistance”). You agree that the payment of amounts owed by the Company to you for any portion of the Signing Bonus or the Relocation Assistance shall be subject to your continued employment with the Company through the applicable payment date. In addition, you agree to repay in full any gross amount paid by the Company relating to your Signing Bonus if you resign from employment with the Company without Good Reason (as defined in the Executive Severance Plan) or if your employment is terminated by the Company for Cause (as defined in the Executive Severance Plan), in either case on or before the date twelve (12) months after your Start Date.

8. Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit B.

9. Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Tax Matters.

(a) Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement.  This letter agreement, Exhibit A and Exhibit B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

12. Conditions of Offer. As with all employees, the Company’s offer of employment to you is also conditioned on your submission of satisfactory proof of your identity and your legal authorization to work in the United States and, if requested, your completion of a standard background check to the satisfaction of the Company. As a condition of this offer, you must also provide written proof of COVID-19 vaccination, within 7 days following acceptance of this offer of employment. Do not include any medical or genetic information with your proof of vaccination. The Company will keep your vaccination information confidential. This offer is also conditioned on you signing and returning this agreement and the Proprietary Information and Inventions Agreement to the Company by close of business on October 25, 2021 and your starting work with the Company on or before Start Date.

[Signature Page Follows]

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on October 25, 2021.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on a date to be agreed upon by you and your manager (the “Start Date”).

I very much look forward to receiving your signed offer letter.  Most importantly, I look forward to partnering with you to build an outstanding company that will transform science and medicine and profoundly alter the lives of our patients and their families.

Sincerely,

Graphite Bio, Inc.
By:	/s/ Josh Lehrer
Name:	Josh Lehrer, M.D.
Title:	Chief Executive Officer

I have read and accept this employment offer:
/s/ Alethia Young

Dated: October 25, 2021

ATTACHMENT A TO EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE SEVERANCE PLAN

(attached)

ATTACHMENT B TO EXECUTIVE EMPLOYMENT AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(attached)

5